News Bulletin

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com	For Further Information: Richard Putnam Investor Relations (801) 817-1776

FRANKLINCOVEY ANNOUNCES
POSITIVE NET INCOME AND OPERATING RESULTS
NINTH CONSECUTIVE QUARTER OF OPERATING IMPROVEMENTS
FIRST QUARTER FISCAL 2005 RESULTS

Salt Lake City, Utah – January 11, 2005 — FranklinCovey (NYSE: FC) reported net income before preferred stock dividends for the fiscal 2005 first quarter of $1.5 million, a $4.7 million improvement compared to a net loss of $3.2 million for the same quarter in fiscal 2004. The Company reported a $0.03 loss per share after accounting for preferred stock dividends for the quarter ended November 27, 2004 compared to a $0.27 loss per share after accounting for preferred stock dividends for the first quarter of fiscal 2004. The Company also reported its ninth consecutive quarter of significant improvement in operating results with operating income of $2.3 million for the first quarter of fiscal 2005, a $4.4 million improvement compared to a loss from operations of $2.1 million for its first quarter of fiscal 2004. The Company’s financial results during the quarter were influenced primarily by the following as compared to the first quarter of last year: (1) a $1.9 million increase in sales of our Organizational Solutions Business Unit (OSBU) offset by a $7.8 million decline in sales of the Consumer Business Unit (CBU) resulting in a net $5.9 million decline in sales, partially offset by a gross margin improvement (59.6% compared to 56.7%) resulting in a net $1.4 million year-over-year decline in gross margin, (2) a $4.1 million reduction in selling, general and administrative costs, and (3) a $1.4 million decline in depreciation expense. The Company provided the additional following details underlying the continued improvement of its operating results during the first quarter of fiscal 2005.

Revenues: Total sales for the first quarter of fiscal 2005 declined $5.9 million compared to last year’s first quarter. OSBU sales grew $1.9 million for the first quarter of fiscal 2005 to $29.0 million compared to $27.1 million for the same quarter last year. The Company’s domestic sales of organizational training solutions contributed to OSBU’s growth in sales. International revenues also improved as a result of stronger international currencies compared to the US dollar and increased royalties from licensees. The Company expects OSBU sales to continue to improve as the Company’s offerings continue to gain traction.

Sales from the CBU for the quarter ended November 27, 2004, declined $7.8 million to $40.1 million compared to $47.9 million for the same quarter last year. Within the CBU, retail store sales declined $4.3 million or 19% to $18.4 million compared to $22.7 million for the same quarter the prior year. The decline in retail sales was primarily a result of having 16 fewer stores open during the quarter compared to the first quarter last year, which had $1.8 million in sales in the first quarter of fiscal 2004, and a 47% decline in lower margin PDAs and related products sold during the quarter this year compared to the same quarter last year which resulted in a 12% comparable store sales decline. Consumer direct sales, product sales made through the Company’s catalog and e-Commerce channels, were $17.1 million compared to $18.2 million for the same quarter of last year, reflecting continued sales declines in technology products. Sales of products through other CBU channels were $4.6 million compared to $7.1 million for the same quarter last year, a decrease of $2.5 million resulting from order volume through office superstores as we entered into those channels last year and significant first-time product placement compared to replenishment orders during this year.

Selling, general and administrative expenses: Selling, general and administrative expenses (SG&A) declined by $4.1 million or 10% for the quarter ended November 27, 2004, compared to last year. The improvement was primarily due to focused efforts to reduce the Company’s operating expenses and reduced costs associated with fewer retail stores. The Company closed 18 of its retail stores during fiscal 2004. The Company also intends to close additional stores during fiscal 2005. These closures are comprised primarily of less profitable stores and stores whose leases were expiring and were located in markets where the Company has multiple retail operations.

Depreciation expense: Depreciation expenses continued to decline during the first quarter of fiscal 2005, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated. The Company reported a decline of $1.4 million in depreciation expense during the first quarter compared to the same periods of the prior year.

Other Announcements

The annual meeting of shareholders of FranklinCovey will not be held on January 21, 2005 as previously scheduled. The annual meeting will be rescheduled upon completion of the review process for the preliminary proxy statement, which was filed with the Securities Exchange Commission on December 8, 2004. Shareholders of the Company will be provided with a notice regarding the rescheduled date of the annual meeting after the date is determined.

About FranklinCovey

FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 130 retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products in 36 offices in 129 countries.

Safe-Harbor Statement

This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including the ability of the Company to stabilize revenues, general economic conditions, competition in the Company’s targeted market place, market acceptance of new products or services, increases or decreases in the Company’s market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company’s clients, and other factors identified and discussed in the Company’s 2004 10-K report and subsequent 8-K reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.

FRANKLIN COVEY CO.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

( in thousands, except per share amounts )

	Quarter Ended

	November 27, 2004	November 29, 2003

	(unaudited)

Sales	$ 69,104	$ 75,031
Cost of sales	27,945	32,505

Gross margin	41,159	42,526
Selling, general and administrative	35,960	40,016
Restructuring cost reversal	(306)
Depreciation	2,178	3,591
Amortization	1,043	1,043

Income (loss) from operations	2,284	(2,124)
Interest income	118	86
Interest expense	(38)	(112)

Income (loss) before provision of income taxes	2,364	(2,150)
Provision for income taxes	(838)	(1,030)

Net Income (loss)	1,526	(3,180)
Preferred dividends	(2,184)	(2,184)

Net loss attributable to common shareholders	$ (658)	$(5,364)

Net loss per share attributable to common shareholders	$ (0.03)	$ (0.27)

Weighted average number of common and
common equivalent shares basic and diluted	19,729	19,927
Sales Detail
Retail Stores	$ 18,387	$ 22,668
Consumer Direct	17,137	18,212
Other	4,568	7,051

Total Consumer Strategic Business Unit	40,092	47,931

Organizational Sales Group	15,128	13,948
International	13,884	13,152

Total Organizational Strategic Business Unit	29,012	27,100

Total	$ 69,104	$ 75,031